Exhibit L

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of ______________, 2007 among Universal American Financial Corp., a New York corporation (the “Company”), and the securityholders listed on the signature pages hereto (or which become a party to this Agreement after the date hereof pursuant to the terms hereof) (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, this is the Stockholders Agreement referred to in that certain Securities Purchase Agreement, dated as of May 7, 2007, among the Company and certain of the entities comprising the Investors relating to an aggregate of 125,000 shares of Preferred Stock of the Company (the “Securities Purchase Agreement”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.	Definitions.
(a)	The following terms, as used herein, have the following meanings:

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person. The terms “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Capital Z/Union Square” means Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P. and Union Square Universal Partners, L.P. collectively, or, any of such limited partnerships in the event only one such limited partnership remains a Stockholder.

“Common Stock” means the Company’s authorized shares of common stock, par value $0.01 per share, and any stock into which such common stock may hereafter be converted, changed or reclassified.

“Common Stock Equivalents” means, without duplication, any rights, warrants, options, convertible securities or exchangeable securities (including, in each case, the Preferred Shares and NVC Shares), in each case, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.

“Company Securities” means (i) the Common Stock (or any other capital stock) issued by the Company and (ii) Common Stock Equivalents issued by the Company.

“Conversion Limitation” means the limitations on conversion of Preferred Shares and NVC Shares, as applicable, set forth in the Certificate of Amendment to the Certificate of Incorporation of the Company for such shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Transfer” means:

(a) any sale by a Stockholder of Company Securities:

(i) in a public offering pursuant to a registration statement that was filed with the SEC and declared effective under the Securities Act;

(ii) in a sale to the public under Rule 144 under the Securities Act;

(iii) in a block sale to a financial institution in the ordinary course of such financial institution’s securities business, or in a private sale transaction pursuant to an available exemption from Securities Act registration requirements, in each case, in circumstances where, to the knowledge (after reasonable inquiry) of the Stockholder on whose behalf such sale is being made, such sale will not result in the acquisition by any other Person of beneficial ownership of any such Company Securities to the extent that, after giving effect to such acquisition, such acquiring Person (other than any underwriter acting in such capacity in an underwritten public offering of Company Securities) would beneficially own Company Securities entitled to in excess of 5% of the total number of votes that may be cast generally in the election of directors of the Company (assuming conversion in full of all outstanding Preferred Shares and NVC Shares, and irrespective of the Conversion Limitation); or

(iv) into a tender or exchange offer for more than 50% of the outstanding shares of Common Stock, or pursuant to a merger agreement to which the Company is a party providing for the conversion of the outstanding shares of Common Stock into other securities, cash or other property;

(b) a Transfer of Company Securities to the Company pursuant to any tender offer or exchange offer made by the Company that is open to substantially all holders of the class of Company Securities so Transferred;

(c) a Transfer by a Stockholder, of shares of Common Stock acquired by such Stockholder pursuant to the MH Merger Agreement, back to the Company if and as required pursuant to the terms of the MH Merger Agreement;

(d) in the case of an Investor, a bona fide pro rata Transfer by such Investor of Company Securities to its direct or indirect partners, limited partners, members or stockholders; and

(e) in the case of a Stockholder that is an officer of the Company, a sale pursuant to bona fide written “Rule 10b5-1 trading plans” adopted by such officer as part of his or her long-term

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strategy for achieving asset diversification and liquidity, provided that such plans shall have been adopted and shall operate in accordance with all applicable provisions of the Exchange Act and the Company’s securities trading policy for officers, and provided further that, for purposes of qualifying as an “Exempt Transfer” under this Agreement, such plans may not cover, in the aggregate, more than 35% of the Common Stock beneficially owned by such officer unless the Board provides otherwise.

For purposes hereof, the terms “beneficial ownership” or “beneficially own” are used within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.

“Investor” means each of Capital Z/Union Square, Lee, Perry and WCAS.

“Lee” means Lee-Universal Holdings, LLC.

“MH Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of May 7, 2007, among the Company, MHRx LLC, MemberHealth, Inc. and the other parties thereto.

“NVC Shares” means shares of non-voting common stock of the Company that are convertible into shares of Common Stock.

“Permitted Transferee” means, (a) with respect to any Stockholder that is an entity, any entity that is an Affiliate of such Stockholder (and, with respect to any such Stockholder that is an Investor, (i) without limiting the foregoing, (A) any funds under common management with such Investor and (B) any individual who is a managing member of the general partner of such Investor as well as any individuals who are employees of the manager of such Investor and any other related or similar co-investors of such Investor (and, with respect to any such individual, any Person of the type referred to in clause (b) of this definition), and (ii) any Person (“Pre-Closing Assignee”) to which such Investor (the “Syndicating Investor”) syndicated a portion of its equity commitment under the Securities Purchase Agreement prior to the closing thereunder and which purchased Preferred Shares from the Company at the closing thereunder, but such Pre-Closing Assignee shall constitute a Permitted Transferee of such Syndicating Investor only for so long as such Syndicating Investor maintains beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of all Company Securities directly or indirectly owned by such Pre-Closing Assignee through such Syndicating Investor maintaining voting discretion and voting control over such Company Securities pursuant to a written agreement), and (b) with respect to any Stockholder that is an individual, any spouse, lineal descendant, sibling, parent, executor or administrator of such Stockholder, or a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only such Stockholder and any spouse, lineal descendant, sibling or parent of such Stockholder.

“Perry” means Perry Partners, L.P., Perry Partners International, Inc., Perry Commitment Fund, L.P., Perry Commitment Master Fund, L.P., Perry Private Opportunities Fund, L.P. and Perry Private Opportunities Offshore Fund, L.P., collectively, or, either of such entities in the event only one of such entities remains a Stockholder.

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“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Shares” means the shares of Series A Preferred Stock and Series B Preferred Stock of the Company.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of May 7, 2007, with the Company, as such Registration Rights Agreement may hereafter be amended or otherwise modified in accordance with its terms.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more of its Subsidiaries.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or permit, agree or commit to do, any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Company Securities or any participation or interest therein, or any agreement or commitment to do any of the foregoing.

“WCAS” means Welsh, Carson, Anderson & Stowe IX, L.P. and Welsh, Carson, Anderson & Stowe X, L.P. collectively, or, either of such limited partnerships in the event only one such limited partnership remains a Stockholder.

(b)       Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement the following rules of interpretation shall apply: (i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. (ii) The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. (iii) The word “including” shall be deemed followed by “(but not limited to)”. (iv) The word “it” shall include references to the male and female gender as the context requires.

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ARTICLE 2

CORPORATE GOVERNANCE

SECTION 2.01.	Composition of the Board.

(a)       Subject to Section 2.01(b), commencing on the date of this Agreement, the Board shall consist of thirteen directors, comprised as follows:

(i)	two directors designated by Capital Z/Union Square;
(ii)	two directors designated by WCAS;
(iii)	one director designated by Lee;

(iv)      one director designated by Perry (the directors referenced in sub-clauses (i), (ii), (iii) and (iv) of this Section 2.01(a) are sometimes referred to herein each as an “Investor Designee”);

(v)       one director who shall be the then current Chief Executive Officer of the Company; and

(vi)      six additional directors who shall each satisfy the criteria for “independent director” under the rules of the principal stock exchange on which the Common Stock is listed.

(b)       Going forward, (i) with respect to any Investor that is entitled, pursuant to Section 2.01(a), to designate more than one director, (A) at such time as such Investor, together with its Permitted Transferees, holds a number of shares of Common Stock that is less than 50% of the number (the “Start Number”) of shares of Common Stock that such Investor holds on the date of this Agreement, such Investor shall lose the right under this Agreement to designate one of its Investor Designees, and (B) at such time as such Investor, together with its Permitted Transferees, holds a number of shares of Common Stock that is less than 25% of such Investor’s Start Number, such Investor shall no longer have a right under this Agreement to designate any Investor Designees, and (ii) with respect to any Investor that is entitled, pursuant to Section 2.01(a), to designate one director, at such time as such Investor, together with its Permitted Transferees, holds a number of shares of Common Stock that is less than 50% of such Investor’s Start Number, such Investor shall no longer have a right under this Agreement to designate any Investor Designees. For purposes of the foregoing sentence, shares of Common Stock held by a Person shall include shares issuable directly or indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares held by such Person, and irrespective of the Conversion Limitation. The foregoing calculations shall be appropriately adjusted to take into account any stock reclassification, recapitalization or split, exchange of shares or similar transaction.

(c)               Each Stockholder agrees that, if at any time it is entitled to vote for the election of directors to the Board, it shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action

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(including causing the Company to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01.

(d)               If, as a result of the death, retirement, resignation or, subject to the other provisions of this Section 2.01, removal, of an Investor Designee there shall exist or occur any vacancy on the Board, the Investor entitled to designate such director pursuant to this Section 2.01 shall have the power to designate a person to fill such vacancy, whereupon each of the Stockholders agrees to take such action as is necessary to promptly elect such person to fill such vacancy (including, if necessary, causing the Company to call a special meeting of stockholders (or effecting a written consent in lieu thereof) and voting all Company Securities that are entitled to vote or execute proxies or written consents to accomplish such result).

(e)               Directors may resign at any time. An Investor Designee may be removed at any time for any reason or no reason upon the written direction of the Investor that designated such Investor Designee, effective upon the delivery of such written direction. If any Investor entitled to designate any directors request that any of their respective Investor Designees be removed as a director, each of the Stockholders shall vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and take all other necessary action, to remove such Investor Designee. Each Stockholder agrees that it shall not vote any of its Company Securities in favor of, or take any other action related to, the removal of any Investor Designee who shall have been designated for election to the Board by an Investor pursuant to this Section 2.01 unless the Investor entitled to designate such director shall have consented to such removal in writing or unless such Investor shall have lost the right to designate such director to the Board pursuant to this Section 2.01. If any Investor’s right to designate directors shall be reduced by one or more directors, such Investor shall, if so requested by any member of the Board, promptly cause a number of Investor Designees designated by such Investor equal to the number by which such right to designate was reduced to resign from the Board.

(f)                If any person serving as the Chief Executive Officer of the Company (“CEO”) shall cease to be the CEO, then, unless otherwise determined by a majority of the other members of the Board, such former CEO shall cease to be a member of the Board and the new CEO shall be appointed as a member of the Board in place of the former CEO.

(g)               The Company agrees to cause each individual designated for director pursuant to this Section 2.01 to be nominated, by all necessary and appropriate action, to serve as a director on the Board (including, to the extent required, by the Nominating Committee of the Board recommending that such designees be included in each slate of director nominees and by the Board presenting such slate for election to the Board) and to take all other actions as may be necessary to ensure that the composition of the Board is as set forth in this Section 2.01.

(h)               To the extent permitted by applicable law and the rules of the principal stock exchange on which the Common Stock is listed, each Investor with an Investor Designee serving on the Board shall be entitled to have at least one of its Investor Designees serve on all committees of the Board.

(i)                Any vacancies on the Board not filled pursuant to the forgoing principles shall be filled by an individual to be nominated by the Nominating Committee of the Board.

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(j)                Subject to the provisions of Section 4.01, an Investor Designee shall be entitled to supply details of any business transacted at Board meetings, and any other information obtained by him or her in his or her capacity as a director of the Company, to the Investor that designated such director to the Board and to that Investor’s Affiliates and professional advisers.

(k)               The Company shall reimburse all reasonable out-of-pocket expenses incurred by the members of the Board in connection with traveling to and from and attending meetings of the Board and while conducting business at the request of the Company.

(l)                The Company shall use its reasonable best efforts to purchase and maintain, at its expense, insurance, from reputable carriers and in an amount determined in good faith by the Board to be appropriate, on behalf of and covering the individuals who at any time on and after the date of this Agreement are or become directors or officers of the Company, or serve at the request of the Company as a director, officer, employee or agent of another company, joint venture, trust or other enterprise, against any expense, liability or loss asserted against or incurred by such individual in any such capacity, or arising out of such individual’s status as such, subject to customary exclusions.

(m)              The rights granted to a Stockholder hereunder are in addition to all rights to which such Stockholder is entitled as a security holder of the Company under the Company’s certificate of incorporation and by-laws, as in effect from time to time, and applicable law.

(n)               In addition, subject to the last sentence of this clause, WCAS shall be entitled to designate one individual as a non-voting Board observer (“Non-Voting Observer”). With the exception of meetings of the Board (or portions thereof) at which an Investor Designee designated by WCAS pursuant to Section 2.01(a)(ii) is recused, such Non-Voting Observer shall be allowed to attend and observe meetings of the Board, provided that such Non-Voting Observer shall agree with the Company to maintain the confidentiality, in accordance with Section 4.01, of all non-public information obtained in connection with being a Non-Voting Observer. For the avoidance of doubt, the Non-Voting Observer is not a director of the Company and shall have no right to vote on any matter coming to a vote of the Board. At such time as WCAS, together with its Permitted Transferees, holds a number of shares of Common Stock that is less than 25% of WCAS’s Start Number, WCAS shall no longer have a right to designate a Non-Voting Observer (for purposes of this sentence, shares of Common Stock held by a Person shall include shares issuable directly or indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares held by such Person, and irrespective of the Conversion Limitation; and the foregoing calculation shall be appropriately adjusted to take into account any stock reclassification, recapitalization or split, exchange of shares or similar transaction).

(o)               To the extent, if any, that any of the principles of this Article 2 conflict with any applicable law or any rules of the principal stock exchange on which the Common Stock is at the time listed and that are applicable to and binding upon the Company, the Company and the Stockholders shall make such elections under such rules and take any and all other actions as may be necessary in order to enable the purposes and intents of this Article 2 to be carried out to the fullest extent in compliance with such laws and rules.

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SECTION 2.02.          Corporate Opportunities. Each Investor Designee (other than any Investor Designee who may also be an officer or employee of the Company or of any of the Company’s Subsidiaries) shall have no duty to present corporate opportunities to the Company unless such opportunity was expressly offered to such Investor Designee in writing solely in his or her capacity as a director of the Company, and any Investor Designee who complies with this provision shall be deemed to have fully satisfied and fulfilled the fiduciary duty of such director to the Company and its stockholders with respect to such opportunity.

SECTION 2.03.          Charter and By-law Provisions. Each Stockholder agrees to vote all of its Company Securities that are entitled to vote or execute proxies or written consents, as the case may be, and to take all other actions necessary, to ensure that the Company’s certificate of incorporation and by-laws (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit each Stockholder to receive the benefits to which each such Stockholder is entitled under this Agreement.

ARTICLE 3

RESTRICTIONS ON TRANSFER

SECTION 3.01.	General Restrictions on Transfer.

(a)       Each Stockholder understands and agrees that the Company Securities held by it on the date hereof may not have been registered under the Securities Act and may be restricted securities under the Securities Act. Each Stockholder agrees that it shall not Transfer any Company Securities (or solicit any offers in respect of any Transfer of any Company Securities), except in compliance with the Securities Act, any other applicable securities or “blue sky” laws, and the restrictions on Transfer contained in this Agreement.

(b)       No Stockholder shall Transfer, other than pursuant to Section 3.04, any Company Securities acquired by such Stockholder from the Company pursuant to the MH Merger Agreement, until after 180 days following the closing date of such acquisition.

(c)       No Stockholder shall Transfer, other than pursuant to Section 3.04, any Preferred Shares acquired by such Stockholder from the Company pursuant to the Securities Purchase Agreement (or any shares of Series B Preferred Stock or NVC Shares issued in exchange therefor, or any shares of Common Stock or NVC Shares issued upon conversion of any thereof) until after the first anniversary of the closing of the acquisition of such Preferred Shares pursuant to the Securities Purchase Agreement.

(d)       No Stockholder shall Transfer, other than pursuant to Section 3.04, any Preferred Shares acquired by such Stockholder from the Company pursuant to the Securities Purchase Agreement dated as of May 7, 2007 among the Company and certain of the entities comprising the Investors relating to an aggregate of 50,000 Preferred Shares (or any shares of Series B Preferred Stock or NVC Shares issued in exchange therefor, or any shares of Common Stock or NVC Shares issued upon conversion of any thereof) until after the first anniversary of the closing of the acquisition of such Preferred Shares pursuant to such Purchase Agreement.

(e)       No Stockholder shall Transfer, other than pursuant to Section 3.04, any shares of Common Stock acquired by such Stockholder from Capital Z pursuant to the Share Purchase

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Agreement, dated as of May 7, 2007, among certain of the entities comprising the Investors, until after the first anniversary of the closing of such acquisition.

(f)        The 180-day period referred to in Section 3.01(b), and the respective one-year periods referred to in Sections 3.01(c), 3.01(d) and 3.01(e), respectively, are each herein referred to as the respective “Lock-Up Period” with respect to the respective Company Securities to which such periods relate under such Sections. After the applicable Lock-Up Period, with respect to the Company Securities referred to in Sections 3.01(b), 3.01(c), 3.01(d) and 3.01(e), respectively, and with respect to all other Company Securities owned by a Stockholder, any proposed Transfer by a Stockholder of such Company Securities (or any shares of Series B Preferred Stock or NVC Shares issued in exchange therefor, or any shares of Common Stock or NVC Shares issued upon conversion of any thereof), other than Transfers pursuant to Section 3.04 or Exempt Transfers, shall be subject to the rights of first offer and tag-along rights as set forth in Section 3.02 and Section 3.03, as applicable. Sections 3.01(b)-(f) are not intended to prohibit exchanges by a Stockholder of shares of Series A Preferred Stock for shares of Series B Preferred Stock or NVC Shares, or conversions of Preferred Shares or NVC Shares into Common Stock.

(g)       Sections 3.01(b), 3.01(c), 3.01(d) and 3.01(e) are not intended to prohibit Transfers pursuant to a merger agreement to which the Company is a party providing for the conversion of the outstanding shares of Common Stock into other securities, cash or other property.

(h)       Notwithstanding anything to the contrary in Section 3.01(b), a Stockholder will not be prohibited under Section 3.01(b) from:

(i)        exercising “piggy-back” registration rights under, and subject to the provisions of, the Registration Rights Agreement with respect to the shares referred to in Section 3.01(b) in any underwritten offering that occurs during the Lock-Up Period referred to in Section 3.01(b) and that is initiated by the Company or a Company stockholder exercising demand registration rights with respect to Company Securities; and

(ii)      Transferring shares of Common Stock acquired by such Stockholder pursuant to the MH Merger Agreement back to the Company if and as required pursuant to the terms of the MH Merger Agreement.

(i)        Any attempt to Transfer any Company Securities not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent retained by it not to, give any effect in the Company’s records to such purported Transfer.

(j)        Without limiting the other provisions of this Agreement, no Stockholder shall make or permit any Transfer of its Company Securities indirectly through any means that would not be permitted directly, in order to avoid the provisions of this Agreement.

(k)       Each certificate for Company Securities issued to any Stockholder shall bear a legend in substantially the form set forth below (in addition to any legend that may be required by applicable securities laws):

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS PURSUANT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE ISSUER OF THIS CERTIFICATE).

SECTION 3.02.	Right of First Offer.

(a)       If any Stockholder or Stockholders acting in concert (a “Transferor”) desire to Transfer (other than pursuant to an Exempt Transfer) Company Securities that represent, in the aggregate, more than 5% of the then outstanding shares of Common Stock (assuming conversion in full of all outstanding Preferred Shares and NVC Shares, and irrespective of the Conversion Limitation), such Transferor shall give each Stockholder (other than the Transferor and its Permitted Transferees, as applicable) that, together with its Permitted Transferees, holds more than 5% of the then outstanding shares of Common Stock (for this purpose, shares of Common Stock held by a Person shall include shares issuable upon exercise of Company stock options, or directly or indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares, held by such Person, and irrespective of the Conversion Limitation) and the Company (collectively, the “Option Holders”) prior written notice of such proposed Transfer, which notice shall (i) specify the amount and type of Company Securities to be Transferred (the “Subject Securities”), the consideration to be received therefor, and the other material terms on which the Transferor proposes to Transfer the Subject Securities and (ii) contain the offer described below (collectively, the “Transferor’s Notice”). The Transferor’s Notice shall contain an offer to sell (the “Option”) the Subject Securities to the Option Holders in accordance with this Article 3 for the consideration and on the other terms specified in the Transferor’s Notice; provided that to the extent such consideration shall consist of anything other than cash, each Option Holder shall be entitled, at its option, to instead pay in cash the value of such consideration as determined by mutual agreement of all such Option Holders so electing to pay cash and the Transferor, or if such agreement is not reached within 5 days of receipt of the Transferor’s Notice, as determined by an investment banker or appraiser of national reputation reasonably acceptable to both the Transferor and such Option Holders (the fees and expenses of which shall be shared equally by the Transferor, on the one hand, and all such Option Holders requesting such valuation, on the other hand), in which case the date of the Transferor’s Notice shall be deemed the date the cash value of such consideration is so determined.

(b)       The Company, at the election of the Board (acting by majority vote, excluding, for purposes of this Section (i) if the Transferor is an Investor (or Permitted Transferee thereof), any Investor Designee designated to the Board by such Investor pursuant to Article 2 hereof (and if such Transferor is WCAS (or Permitted Transferee thereof), also excluding Charles Halberg if he is then an Investor Designee of WCAS), and (ii) if the Transferor is Richard Barasch or any of his Permitted Transferees or Affiliates, and Richard Barasch is then a director of the Company, Richard Barasch), shall have the first right and option, exercisable at any time within the first 10 days following the date of the Transferor’s Notice, to exercise the Option to purchase from the Transferor the Subject Securities pursuant to the Option. If the Option is not exercised by the Company within the first 10 days after the date of the Transferor’s Notice, then the other Option Holders shall have the right and option, exercisable at any time within the first 20 days following the date of the Transferor’s Notice, to exercise the Option and purchase from the Transferor the Subject Securities pursuant to the Option, in which event, such other Option Holders may elect to purchase the Subject Securities in the proportions upon which they mutually agree or, if they are

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unable to agree upon an allocation of such Subject Securities among themselves, then in the proportion that the number of shares of Common Stock held by each such Option Holder which desires to participate in the purchase of such Company Securities pursuant to the Option bears to the aggregate number of shares of Common Stock held by all such Option Holders that desire to participate in the purchase of such Company Securities pursuant to the Option. For purposes of the foregoing sentence, shares of Common Stock held by a Person shall include shares issuable upon exercise of Company stock options, or directly or indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares, held by such Person, and irrespective of the Conversion Limitation. Acceptance of the Option by an Option Holder shall be in a writing delivered to the Transferor and the Company, which shall deliver copies thereof to the other Option Holders.

(c)       If the Option is accepted in a manner such that all Company Securities covered by the Transferor’s Notice are to be purchased by the Option Holders, the Transferor shall, subject to Section 3.03, Transfer such Company Securities free of all liens and encumbrances (other than restrictions imposed by this Agreement) to the respective Option Holder purchasers thereof against delivery by the Option Holder purchaser of the applicable consideration payable to the Transferor therefor. Unless, through exercise of the Option, all the Company Securities proposed to be transferred in the Transferor’s Notice are to be acquired by one or more Option Holders, the Transferor may, subject to Section 3.03, either (i) Transfer the Company Securities subscribed for by the Option Holders at the applicable purchase price therefor to the Option Holders or (ii) Transfer the Subject Securities that were subject to the Option to a third party Transferee at the same purchase price set forth in the Transferor’s Notice (or at a higher price) and on terms and conditions no less favorable to the Transferor than the terms and conditions set forth in the Transferor’s Notice; provided, however, that such Transfer shall occur no later than 90 days after the date of the Transferor’s Notice. If such Transfer does not occur within such 90 day period, then the Company Securities shall be re-offered to the Option Holders under this Section 3.02 prior to any subsequent Transfer otherwise covered by this Section 3.02. The transactions contemplated by this Section 3.02 shall be consummated in accordance with Section 3.03.

SECTION 3.03.	Tag-Along Rights.

(a)       In connection with each Option pursuant to Section 3.02, the Stockholders shall have the “tag along rights” set forth in this Section 3.03. Upon expiration or waiver of the rights of first offer under Section 3.02 and at least 20 days prior to any Transfer of any Company Securities to any proposed third party Transferee (“Proposed Transferee”) or Option Holder, as contemplated by Section 3.02(c), the Transferor shall deliver a notice (the “Sale Notice”) to each of the Company and the Stockholders stating (i) in reasonable detail the identity of the prospective transferee(s), the Subject Securities to be Transferred and the terms and conditions of such Transfer, and (ii) whether or not Option Holders elected pursuant to Section 3.02 to purchase all of the Subject Securities (the “Electing Stockholders”). If Electing Stockholders elect to purchase all of the Subject Securities pursuant to Section 3.02, the other Stockholders shall have the “tag along rights” under this Section 3.03 with respect to the Transfer to Electing Stockholders, and, if Electing Stockholders did not so elect to purchase all of the Subject Securities, such other Stockholders shall also have “tag along rights” under this Section 3.03 with respect to the proposed Transfer to the Proposed Transferee (the Stockholders that are entitled to exercise their “tag along rights” hereunder are referred to as the “Eligible Stockholders”).

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(b)       Each Eligible Stockholder may elect to participate in the contemplated Transfer on the same conditions and terms (including selling the percentage of its Company Securities specified below in this Section 3.03), and at the same price as the Transferor, by delivering written notice to the Transferor, with a copy to the other Stockholders, within 10 days after the delivery of the Sale Notice. Each Eligible Stockholder that elects to participate in such Transfer (a “Tag Along Electing Stockholder”) shall be entitled to sell in the contemplated Transfer, on the same conditions, terms and at the price described above, a portion of its Company Securities equal to the lesser of 100% of its Company Securities and such number of its Company Securities that represent the product of (A) the number of shares of Common Stock represented by the Subject Securities multiplied by (B) a fraction the numerator of which is the number of shares of Common Stock held by such Tag Along Electing Stockholder and the denominator of which is the aggregate number of shares of Common Stock held by all Stockholders electing to participate in the Transfer; provided that in order to be entitled to exercise its right pursuant to this Section 3.03 to Transfer Company Securities to the Proposed Transferee or the Electing Stockholders, as the case may be, a Tag Along Electing Stockholder must agree to make to the Proposed Transferee or the Electing Stockholders, as the case may be, the same representations and warranties (to the extent applicable to such Tag Along Electing Stockholder), and the same covenants, indemnities and agreements, in each case, as the Transferor agrees to make in connection with the proposed Transfer of its Subject Securities; provided, however, that (i) no Tag Along Electing Stockholder shall be required to become subject thereby to a covenant not to compete or similar restrictive covenant without such Stockholder’s consent, (ii) each Tag Along Electing Stockholder shall be obligated to join, severally but not jointly, on a pro rata basis (based on each such Tag Along Electing Stockholder’s share of the aggregate proceeds paid with respect to the Company Securities included in such Transfer) in any indemnification obligation to the Proposed Transferee that the Proposed Transferee requires of the Transferor in connection with the proposed Transfer, other than any such obligations that relate specifically to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Company Securities, and (iii) each Tag Along Electing Stockholder’s aggregate liability under such agreements shall be limited to no more than the aggregate proceeds received by such Tag Along Electing Stockholder from the acquirer(s) in such Transfer; and provided further, however, that if the Proposed Transferee refuses to purchase (x) the total amount of Company Securities offered by the Tag Along Electing Stockholders and (y) the Subject Securities, the amount of Company Securities to be Transferred by the Tag Along Electing Stockholders and the Transferor shall be reduced to the amount of the Subject Securities or (if greater) such amount of the sum of the Company Securities in clauses (x) and (y) above as the Proposed Transferee may agree to purchase, which amount of Company Securities shall be allocated among the Tag Along Electing Stockholders and the Transferor pro rata, in proportion to the relative amount of Common Stock held by them. For purposes of the preceding sentence, shares of Common Stock held by a Person shall include shares issuable upon exercise of Company stock options, or directly or indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares, held by such Person, and irrespective of the Conversion Limitation. If any Tag Along Electing Stockholder elects to exercise its right to participate in a Transfer pursuant to this Section 3.03, the Transferor shall use reasonable efforts to obtain the agreement of the Proposed Transferee to the participation of such Tag Along Electing Stockholder(s) in the contemplated Transfer. The Transferor shall not Transfer any of its Company Securities to any prospective transferee(s) if such prospective transferee(s) decline(s) to allow the participation of such Tag Along Electing Stockholders in accordance with this Section 3.03.

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(c)       The closing of any purchase and sale of Company Securities pursuant to Section 3.02 and Section 3.03 shall take place on the first Business Day 20 days after delivery of the Sale Notice; provided that such period may be extended for up to an additional 90 days solely to the extent necessary to obtain any required governmental regulatory approvals. At such closing, the Proposed Transferee(s) or Electing Stockholders, as the case may be, shall deliver to the Transferor and, if applicable, each Tag Along Electing Stockholder a wire transfer or a certified check in the entire amount of the applicable purchase price against delivery of instrument(s) evidencing the Company Securities, in each case duly endorsed for Transfer to, such third party transferee(s) or Electing Stockholders, as the case may be. At or prior to the closing of any such purchase or sale to any third party transferee, such third party transferee shall execute and deliver to the Company all agreements and instruments required by Section 3.05.

SECTION 3.04.          Certain Transfers Excluded. Sections 3.01(b)-(e), 3.02 and 3.03 shall not apply to any Transfer by a Stockholder of Company Securities to a Permitted Transferee of such Stockholder. Notwithstanding the foregoing, if, while a Permitted Transferee holds any Company Securities, such Person would cease to qualify as a Permitted Transferee in relation to the initial transferring Stockholder from whom or which such Permitted Transferee or any previous Permitted Transferee of such initial transferring Stockholder received such securities (an “Unwinding Event”), then the relevant initial transferor Stockholder shall forthwith notify the other Stockholders and the Company of the pending occurrence of such Unwinding Event and, prior to such Unwinding Event, such initial transferor Stockholder and such transferee shall take all actions necessary to effect a Transfer of all the Company Securities held by such transferee either back to such initial Stockholder or to another Person that qualifies as a Permitted Transferee of such initial Stockholder.

SECTION 3.05.          Transferees Bound. No Stockholder shall Transfer any Company Securities pursuant to Section 3.04, or to a Proposed Transferee pursuant to Sections 3.02-3.03, unless (in each case) as a condition to the effectiveness of such Transfer, the Stockholder shall cause the proposed transferee to agree, pursuant to a written joinder agreement to this Agreement (which joinder agreement shall be in form and substance reasonably satisfactory to the Company), to take and hold such Company Securities subject to the obligations and restrictions applicable to a Stockholder under this Agreement and to be bound by the provisions of this Agreement. Any Person that hereafter becomes a Stockholder shall provide its contact details to the Company, which shall promptly provide such information to each other Stockholder. This Section 3.05 shall not apply to Exempt Transfers.

ARTICLE 4

CERTAIN OTHER PROVISIONS

SECTION 4.01.          Confidentiality. Unless otherwise approved by the Board, each Stockholder shall maintain the confidentiality of any and all non-public information furnished by the Company and received by such Stockholder pursuant to this Agreement, by using the same degree of care, but no less than a reasonable degree of care, as such Stockholder uses to protect its own confidential information, except:

(a)               to the extent such information shall have become publicly available otherwise than through a breach of this Agreement by such Stockholder or any of its Affiliates;

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(b)               to the extent required (i) to comply with any subpoena or similar demand to which a Stockholder becomes subject or (ii) by applicable law or regulation, or stock exchange rule; provided that in each such case such Stockholder shall give the Company prompt notice of such requirement or demand (as applicable), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Stockholder shall cooperate reasonably with such efforts by the Company, at the Company’s expense);

(c)               in the case of an Investor, to Affiliates of such Investor and its and their respective directors, officers, employees, counsel, accountants and other professional advisors with whom such Investor reasonably determines it is necessary to share such information in connection with such Investor’s investment in the Company and that are informed of the confidential nature of the information and agree to keep it confidential (and such Investor shall be liable for any disclosure made by such Persons that is not permitted hereunder), in each case, subject to any limitations under applicable law; or

(d)               in the case of an Investor, to a bona fide prospective purchaser of such Investor’s Company Securities if such prospective purchaser shall have first executed and delivered to the Company a non-disclosure agreement in favor of the Company and in form and substance reasonably acceptable to the Company.

Nothing in this Section 4.01 or elsewhere in this Agreement is intended to limit any duties, covenants or other obligations that a Stockholder who is an officer or employee of the Company or its Subsidiaries may have pursuant to any agreement with the Company or any of its Subsidiaries or any applicable law.

SECTION 4.02.	Information Rights; VCOC Rights.

(a)               The Company shall, for so long as an Investor (together with its Permitted Transferees) shall continue to hold at least 5% of the outstanding shares of Common Stock, (i) afford such Investor (or Affiliate or Permitted Transferee thereof), during normal business hours and upon reasonable notice, reasonable access and consultation rights at all reasonable times to its officers, offices and books and records, and (ii) afford such Investor (or Affiliate or Permitted Transferee thereof) the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as such Investor (or Affiliate or Permitted Transferee thereof) may reasonably request.

(b)               Any Investor (or Affiliate or Permitted Transferee thereof) that is intended to qualify as a “venture capital operating company” within the meaning of 29 C.F.R. 2510.3-101(d) (each such entity, a “VCOC Investor”) shall have the right, for so long as such Investor (together with its Permitted Transferees) holds at least 5% of the outstanding shares of Common Stock, to receive from the Company any written information or written materials provided by the Company to members of the Board; provided that the VCOC Investor receiving such information shall agree to maintain the confidentiality of such information in accordance with Section 4.01.

(c)               For purposes of this Section, shares of Common Stock held by a Person shall include shares issuable upon exercise of Company stock options, or directly or

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indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares, held by such Person, and irrespective of the Conversion Limitation.

SECTION 4.03.	Additional Covenant.

No Investor or Affiliate thereof, nor Richard Barasch or Affiliate of Richard Barasch, shall acquire beneficial ownership (within the meaning of Rules 13d-3 and 13d-5(b)(1) under the Exchange Act, without regard to the 60-day limit in Rule 13d-3(d)(1)(i), but in each case excluding any beneficial ownership solely by reason of the express terms of this Agreement) of any additional shares of Common Stock except:

(i)        if such acquisition is pursuant to a tender offer or exchange offer for outstanding shares of Common Stock, or a merger pursuant to a merger agreement with the Company, that in each case (A) is approved by not less than a majority of the members of the Board then in office (x) who have not recused themselves from the vote of the Board in respect of such approval, (y) who satisfy the criteria for “independent director” under the rules of the principal stock exchange on which the Common Stock is listed, and (z) who are not Investor Designees (such tender offer or exchange offer, an “Approved Offer”, and such merger, an “Approved Merger”), and (B) in such Approved Offer, not less than a majority of the Subject Shares (as defined below) are tendered into such Approved Offer and not withdrawn prior to the final expiration of such Approved Offer, or in such Approved Merger, not less than a majority of the Subject Shares that are affirmatively voted (in person or by proxy) on the related merger proposal (and not withdrawn) are voted for (i.e., in favor) of such proposal. As used in this Section 4.03, “Subject Shares” means, where such an offer or acquisition referred to in this clause (i) is made by or on behalf one or more Investors or Richard Barasch or any of their respective Affiliates or any combination of the foregoing (each such Person making such offer or acquisition or on whose behalf such offer or acquisition is made, together with its Affiliates, a “Subject Person”), the then outstanding shares of Common Stock not owned by any such Subject Person or Affiliate thereof;

(ii)      acquisitions of Company Securities issued or sold to such Investor or its Affiliates pursuant to the Merger Agreement or any of the Purchase Agreements referred to in Section 3.01 or directly or indirectly through conversion or exchange of Preferred Shares or NVC Shares issued to such Investor or its Affiliates pursuant to any of such Purchase Agreements;

(iii)      acquisitions of shares issued (including pursuant to exercise of stock options granted) with the approval of a majority of the Board or the Compensation Committee of the Board to any Investor Designee of such Investor in respect of such Investor Designee’s service on the Board;

(iv)      acquisitions of shares pursuant to any stock split, stock dividend or the like effected by the Company;

(v)       acquisitions by an Investor or any of its Affiliates that would not result in such Investor (together with its Affiliates) owning a percentage of the then outstanding Common Stock that is greater than such Investor’s Cap Percentage (as hereafter defined) (assuming for this purpose conversion in full of all Preferred Shares and NVC Shares (irrespective of the Conversion Limitation), and it being understood that no Person shall be in violation of this Section as a result of any reacquisition by the Company of any Company Securities provided that such reacquisition

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shall have been approved by not less than a majority of the members of the Board then in office who (x) have not recused themselves from the vote of the Board in respect of such approval, (y) are not Investor Designees and (z) satisfy the criteria for “independent director” under the rules of the principal stock exchange on which the Common Stock is listed (each, an “Approved Reacquisition Transaction”));

(vi)      in the case of Richard Barasch, acquisitions of equity based compensation awards, including stock option grants and restricted stock grants, that have been approved by a majority of the Board or the Compensation Committee of the Board, and shares acquired upon exercise of such awards; or

(vii)    acquisitions by an Investor or Affiliates thereof of securities of companies (each, a “Portfolio Company”) that own shares of Common Stock, provided that (A) the purpose of such acquisition by such Investor or its Affiliates was not the acquisition of beneficial ownership of additional shares of Common Stock and (B) such Portfolio Company owns no more than 0.5% of the outstanding shares of Common Stock.

As used in this Section 4.03:

“Base Cap Percentage” means (1) in respect of CapitalZ/Union Square 24%, (2) in respect of Lee, 7%, (3) in respect of Perry, 14%, and (4) in respect of WCAS, 18%.

“Cap Percentage” means, in respect of any Investor, a percentage equal to such Investor’s Base Cap Percentage plus such Investor’s Intra-Investor Buy Percentage (as hereafter defined) and less such Investor’s Intra-Investor Sale Percentage (as hereafter defined), provided that no Investor’s Cap Percentage shall exceed 25% (the “Ceiling Percentage”), provided further, however, that an Investor’s Cap Percentage, and the Ceiling Percentage, shall be equitably increased for (A) acquisitions permitted under clauses (iii) and (vii) above and (B) Approved Reacquisition Transactions. “Intra-Investor Buy Percentage” of any Investor means the percentage of the outstanding Common Stock acquired by such Investor (or any Affiliate of such Investor) in an Intra-Investor Private Transfer (as hereafter defined), determined as of the time of such acquisition (assuming for this purpose conversion in full of all Preferred Shares and NVC Shares (irrespective of the Conversion Limitation)). “Intra-Investor Private Transfer” means any sale by an Investor (or Affiliates thereof) to one or more of the other Investors (or Affiliates of such other Investor) in a private transaction, including a sale pursuant to the right of first offer or tag-along rights contemplated by Sections 3.02-3.03. “Intra-Investor Sell Percentage” of any Investor means the percentage of the outstanding Common Stock sold by such Investor (or any Affiliate of such Investor) in an Intra-Investor Private Transfer, determined as of the time of such sale (assuming for this purpose conversion in full of all Preferred Shares and NVC Shares (irrespective of the Conversion Limitation)).

For purposes of this Section 4.03, an Associate (as defined in Rule 12b-2 under the Exchange Act) of Richard Barasch shall be deemed an Affiliate of Richard Barasch.

The agreements of the several Investors and Richard Barasch hereunder are several and not joint.

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All of the restrictions set forth above in this Section 4.03 shall terminate upon the earliest to occur of:

(A)	June 30, 2010;

(B)      the entry by the Company into a definitive agreement with any Person (other than such an agreement with a Subject Person made in contravention of this Section 4.03) providing for: (x) a recapitalization, merger, share exchange, business combination or similar extraordinary transaction as a result of which the Persons possessing, immediately prior to the consummation of such transaction, beneficial ownership of voting securities of the Company entitling them to exercise at 100% of the voting power of all outstanding securities entitled to vote generally in elections of directors of the Company, would cease to possess, immediately after consummation of such transaction, beneficial ownership of voting securities entitling them to exercise at least 60% of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company (or, if the Company is not the surviving or resulting entity from such transaction, in elections of directors (or equivalent governing body) of such surviving or resulting entity); (y) a sale of all or substantially all of the assets the Company (determined on a consolidated basis), in one transaction or series of related transactions; or (z) the acquisition (by purchase, merger or otherwise) by any such Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act) of beneficial ownership of voting securities of the Company entitling that Person to exercise 50% or more of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company (for purposes of this subsection, “beneficial ownership” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately) (the transactions described in clauses (x), (y) and (z) of this subsection being each hereinafter referred to as a “Transaction Agreement”);

(C)      the commencement (within the meaning of the Exchange Act) by any Person of a tender offer or exchange offer for voting securities of the Company entitling the holders thereof to exercise more than 50% of the total voting power of all outstanding securities entitled to vote generally in elections of directors of the Company (other than a tender offer or exchange offer (i) pursuant to a Transaction Agreement or (ii) made by or on behalf of an Investor (or Affiliate thereof) in violation of this Section 4.03 or that would be in violation of this Section 4.03 if such tender offer or exchange offer were consummated), which offer is not withdrawn within 5 days after it is commenced; or

(D)      at such time as the Investors and their respective Affiliates, collectively, own in the aggregate less than 20% of the then outstanding Common Stock (assuming for this purpose conversion in full of all Preferred Shares and NVC Shares (irrespective of the Conversion Limitation)), provided that at such time no Investor (or Affiliate thereof) has disclosed in a Schedule 13D filing with the Securities and Exchange Commission that it or any of its Affiliates has any specific plan or proposal to acquire additional securities of the Company entitled to vote generally in elections of directors of the Company that is required to be disclosed under Item 4 of Schedule 13D.

Notwithstanding anything to the contrary in Section 5.03, neither the provisions of this Section 4.03 nor the penultimate sentence of Section 5.04 may be amended unless such

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amendment is approved by not less than a majority of the members of the Board then in office who (x) have not recused themselves from the vote of the Board in respect of such approval, (y) are not Investor Designees and (z) satisfy the criteria for “independent director” under the rules of the principal stock exchange on which the Common Stock is listed.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01.	Binding Effect; Assignability; Benefit.

(a)       This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, legal representatives, heirs and permitted assigns; provided that rights granted to any Stockholder hereunder may only be assigned in connection with a Transfer of Company Securities in accordance with the terms of this Agreement, and provided further that an Investor’s right to designate Investor Designees (or a Non-Voting Observer) pursuant to Article 2 hereof are only assignable with the written consent of the Company in connection with a Transfer of Company Securities by such Investor to the purported assignee. Any purported assignment not in accordance with this Agreement shall be null and void. Except as may otherwise be expressly provided in this Agreement, any Stockholder that ceases to hold any Company Securities shall cease to be entitled to the benefits of this Agreement.

(b)       Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective successors, legal representatives, heirs and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 5.02.          Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, sent by reputable overnight courier service, or sent by facsimile transmission, if to the Company, to Universal American Financial Corp., 6 International Drive, Rye Brook, NY 10573-1068; Attention: General Counsel; Facsimile: (914) 934-0700,

if to Stockholders, at their respective addresses set forth in Schedule I,

or, in each case, at such other address or fax number as such party may hereafter specify for the purpose of notices hereunder by written notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by personal delivery or by reputable overnight courier, made within two Business Days after the date of such facsimile transmissions.

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SECTION 5.03.	Waiver; Amendment.

(a)               Except as otherwise provided herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power or privilege. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective.

(b)               Except as otherwise provided herein, no provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and Stockholders holding more than 50% of the Common Stock held by the Stockholders (for this purpose, shares of Common Stock held by the Stockholders shall include shares issuable upon exercise of Company stock options, or directly or indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares, held by the Stockholders, and irrespective of the Conversion Limitation); provided, however, that (i) any amendment or modification of this Agreement that treats a Stockholder individually in an inconsistent and materially adverse manner in relation to all other Stockholders shall require the consent of such Stockholder, (ii) any amendment of (A) Investors’ rights to designate Investor Designees (or a Non-Voting Observer) pursuant to Article 2 or (B) Investors’ information rights under Section 4.02, shall require the consent of all affected Investors, and (iii) any amendment of clause (v) or (vi) of Section 2.01(a) shall require the consent of the Company.

SECTION 5.04.          Termination. This Agreement shall terminate upon the first to occur of any of the following events:

(a)               consummation of the acquisition of “beneficial ownership” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), by any Person, of all of the Company Securities subject to this Agreement without violation of this Agreement (provided that no Person shall be deemed to beneficially own another Person’s Company Securities for these purposes solely by fact of the existence of the voting and transfer covenants contained in this Agreement);

(b)               if the Company shall admit in writing its general inability to pay its debts as they become due, shall make a written assignment for the benefit of creditors, or the appointment of a liquidator, bankruptcy receiver or similar occurrence under applicable law shall have occurred with respect to the Company and such proceeding shall not have been dismissed or stayed within 60 days after the commencement thereof;

(c)               duly authorized winding up, liquidation or dissolution of the Company; or

(d)               the written consent to such termination by Stockholders holding not less than 70% of the Common Stock held by all the Stockholders (for this purpose, shares of Common Stock held by the Stockholders shall include shares issuable upon exercise of Company stock options, or directly or indirectly through conversion or exchange of outstanding Preferred Shares and NVC Shares, held by the Stockholders, and irrespective of the Conversion Limitation);

provided that, (i) without the consent of the affected Investors, (A) an Investor’s right to designate Investor Designees (or a Non-Voting Observer) pursuant to Article 2 and (B) an Investor’s

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information rights under Section 4.02, shall survive any termination under clause (b), (c) or (d) of this Section, and (ii) without the consent of the Company, the provisions of clauses (v) and (vi) of Section 2.01(a) shall survive any termination under clause (b), (c) or (d) of this Section.

In addition, Richard Barasch and his Permitted Transferees shall cease to the bound by, and shall cease to be entitled to rights and benefits under, this Agreement at such time as Richard Barasch shall cease to be the Chief Executive Officer of the Company; provided that, for the avoidance of doubt, even after Richard Barasch ceases to be the Chief Executive Officer of the Company, if he shall remain a member of the Board he shall nonetheless not constitute an “independent director” for purposes of any of the matters requiring approval of “independent directors” under Section 4.03.

Notwithstanding the foregoing, Section 5.05 shall survive any termination of this Agreement.

SECTION 5.05.          Fees and Expenses. Each party shall pay its own costs and expenses incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and (except as otherwise provided herein or separately agreed in writing) the transactions contemplated hereby and all matters related hereto. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

SECTION 5.06.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Etc. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New York. Each of the parties hereto irrevocably agrees that any legal action or proceeding that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be brought and determined exclusively in any state courts of New York County of the State of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in any federal District Court sitting in New York City. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any such action in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to process being served by any party to this

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Agreement in any legal action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 5.02 without prejudice to the right of any party to serve process pursuant to applicable laws. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

SECTION 5.07.          Specific Enforcement; Cumulative Remedies. The parties hereto acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction (without any requirement to post a bond or other security) or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

SECTION 5.08.          Entire Agreement. This Agreement, together with the Securities Purchase Agreement and the Registration Rights Agreement, constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and thereof and, except as otherwise expressly agreed in writing, supersede all prior agreements and understandings (including that certain Shareholders Agreement dated as of July 30, 1999) and contemporaneous agreements and understandings, both oral and written, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

SECTION 5.09.          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 5.10.          Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 5.11.          Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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                                                  [SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNIVERSAL AMERICAN FINANCIAL CORP.
By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein Title: Executive Vice President and Chief Financial Officer

STOCKHOLDERS:

LEE-UNIVERSAL HOLDINGS, LLC
By:	/s/ Joseph B. Rotberg
Name: Joseph B. Rotberg Title: CFO
WELSH, CARSON, ANDERSON & STOWE IX, L.P.
By: WCAS IX ASSOCIATES LLC, its General Partner
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Managing Member
WELSH, CARSON, ANDERSON & STOWE X, L.P.
By: WCAS X ASSOCIATES LLC, its General Partner
By:	/s/ Sean M. Traynor
Name: Sean M. Traynor Title: Managing Member
CAPITAL Z FINANCIAL SERVICES FUND II, LP.
By: Capital Z Partners, L.P., its General Partner
By: Capital Z Partners, Ltd., its General Partner
By:	/s/ Craig Fisher
Name: Craig Fisher Title: Authorized Signatory

Signature Page to Stockholders’ Agreement

CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.
By: CAPITAL Z PARTNERS, L.P., its General Partner
By: CAPITAL Z PARTNERS, LTD., its General Partner
By:	/s/ Craig Fisher
Name: Craig Fisher Title: Authorized Signatory
UNION SQUARE UNIVERSAL PARTNERS, L.P.
By: UNION SQUARE UNIVERSAL GP, LLC, its General Partner
By:	/s/ Craig Fisher
Name: Craig Fisher Title: Authorized Signatory
PERRY PARTNERS, L.P.,
By: PERRY CORP., its General Partner
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
PERRY PARTNERS INTERNATIONAL, INC.
By: PERRY CORP., its Investment Manager
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
PERRY COMMITMENT FUND, L.P.,
By: PERRY COMMITMENT ASSOCIATES, LLC, its General Partner,
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel

Signature Page to Stockholders’ Agreement

PERRY COMMITMENT MASTER FUND, L.P.,
By: PERRY COMMITMENT ASSOCIATES, LLC, its General Partner,
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel

Richard Barasch

Signature Page to Stockholders’ Agreement

PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND, L.P.
By: PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND (CAYMAN) GP, L.L.C., its General Partner,
By: PERRY CORP., its Managing Member
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel
PERRY PRIVATE OPPORTUNITIES FUND, L.P.
By: PERRY PRIVATE OPPORTUNITIES FUND GP, L.L.C., its General Partner,
By: PERRY CORP., its Managing Member
By:	/s/ Michael C. Neus
Name: Michael C. Neus Title: General Counsel

Signature Page to Stockholders’ Agreement

Russell L. Carson
Thomas E. McInerney
Robert A. Minicucci
Anthony J. de Nicola
Paul B. Queally
Sanjay Swani
D. Scott Mackesy
John D. Clark
James R. Matthews
John Almedia, Jr.
Sean M. Traynor
Thomas Scully
Michael E. Donovan
Eric J. Lee
Brian T. Regan
Lucas Garman
David Mintz

By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather Title: Attorney-in-Fact
WCAS MANAGEMENT CORPORATION
By:	/s/ Jonathan M. Rather
Name: Jonathan M. Rather Title: Treasurer

Signature Page to Stockholders’ Agreement

THE BRUCE K. ANDERSON 2004 IRREVOCABLE TRUST
By:	/s/ Mary R. Anderson
Name: Mary R. Anderson Title:

Signature Page to Stockholders’ Agreement

THE PATRICK WELSH 2004 IRREVOCABLE TRUST
By:	/s/ Carol Welsh
Name: Carol Welsh Title: Trustee

Signature Page to Stockholders’ Agreement

DE NICOLA HOLDINGS L.P.
By:	/s/ Anthony J. de Nicola
Name: Anthony J. de Nicola Title: Authorized Signatory

Signature Page to Stockholders’ Agreement

SELECT GLOBAL INVESTORS, L.P.
By:	/s/ Rocco a. Oretnzio
Name: Rocco a. Oretnzio Title: General Partner

Signature Page to Stockholders’ Agreement

JONATHAN M. RATHER - IRA CHARLES SCHWAB & CO., INC. CUSTODIAN
By:	/s/ Jonathan M. Rather
Jonathan M. Rather

Signature Page to Stockholders’ Agreement

/s/ Norman Brownstein
Norman Brownstein

Signature Page to Stockholders’ Agreement

/s/ Charles E. Hallberg
Charles E. Hallberg

Signature Page to Stockholders’ Agreement

SCHEDULE I

STOCKHOLDER NAME	CONTACT DETAILS
LEE-UNIVERSAL HOLDINGS, LLC	767 Fifth Avenue 6th Floor New York, New York 10153 Phone: (212) 888-1500 Fax: (212) 702-3787 Attention: Mark Gormley/ Benjamin Hochberg
WELSH, CARSON, ANDERSON & STOWE, IX, L.P.	320 Park Avenue Suite 2500 New York, New York 10022-6815 Phone: (212) 893-9500 Fax: (212) 893-9575 Attention: Sean M. Traynor
WELSH, CARSON, ANDERSON & STOWE, X, L.P.	SAME AS IMMEDIATELY ABOVE.
CAPITAL Z FINANCIAL SERVICES FUND II, L.P.	230 Park Avenue South 11th Floor New York, New York 10003 Phone: (212) 965-2400 Fax: (212) 965-2301 Attention: Robert Spass/ Eric Leathers
CAPITAL Z FINANCIAL SERVICES PRIVATE FUND II, L.P.	230 Park Avenue South 11th Floor New York, New York 10003 Phone: (212) 965-2400 Fax: (212) 965-2301 Attention: Robert Spass/ Eric Leathers
UNION SQUARE UNIVERSAL PARTNERS, L.P.	230 Park Avenue South 11th Floor New York, New York 10003 Phone: (212) 965-2400 Fax: (212) 965-2301 Attention: Robert Spass/ Eric Leathers
PERRY PARTNERS, L.P.	767 Fifth Avenue 19th Floor New York, New York 10153 Phone: (212) 583-4000 Fax: (212) 583-4144 Attention: Michael C. Neus
PERRY PARTNERS INTERNATIONAL, INC.	SAME AS IMMEDIATELY ABOVE.
PERRY COMMITMENT FUND, L.P.	SAME AS IMMEDIATELY ABOVE.

PERRY COMMITMENT MASTER FUND, L.P.	SAME AS IMMEDIATELY ABOVE.
PERRY PRIVATE OPPORTUNITIES FUND, L.P.	SAME AS IMMEDIATELY ABOVE.
PERRY PRIVATE OPPORTUNITIES OFFSHORE FUND, L.P.	SAME AS IMMEDIATELY ABOVE.
RICHARD BARASCH	c/o Universal American Financial Corp. 6 International Drive Rye Brook, NY 10573-1068 Phone: (914) 934-5200 Fax: (914) 934-0700

Russell L. Carson

Thomas E. McInerney

Robert A. Minicucci

Anthony J. de Nicola

Paul B. Queally

Sanjay Swani

D. Scott Mackesy

John D. Clark

James R. Matthews

John Almedia, Jr.

Sean M. Traynor

Thomas Scully

Michael E. Donovan

Eric J. Lee

Brian T. Regan

Lucas Garman

David Mintz

c/o Welsh, Carson, Anderson & Stowe 320 Park Avenue Suite 2500 New York, New York 10022-6815 Phone: (212) 893-9500 Fax: (212) 893-9575 Attention: Sean M. Traynor
WCAS MANAGEMENT CORPORATION	SAME AS IMMEDIATELY ABOVE.
THE BRUCE K. ANDERSON 2004 IRREVOCABLE TRUST	SAME AS IMMEDIATELY ABOVE.
THE PATRICK WELSH 2004 IRREVOCABLE TRUST	SAME AS IMMEDIATELY ABOVE.
DE NICOLA HOLDINGS L.P.	SAME AS IMMEDIATELY ABOVE.
JONATHAN M. RATHER – IRA CHARLES SCHWAB & CO., INC. CUSTODIAN	SAME AS IMMEDIATELY ABOVE.
SELECT GLOBAL INVESTORS, L.P.	c/o Select Medical Corporation 4718 Old Gettysburg Road Suite 405 Mechanicsburg, Pennsylvania 17055 Attention: Rocco Ortenzio Facsimile: (717) 972-1050
Norman Brownstein	66 Sedgwick Place Englewood, Colorado 80113 Facsimile: (303) 223-0336

Charles E. Hallberg	c/o MemberHealth, LLC 29100 Aurora Road Suite 301 Solon, Ohio 44139 Facsimile: (440) 248-9644